Filed Pursuant to Rule 424(b)(3)

Registration No. 333-123438

Prospectus Supplement No. 2 dated June 16, 2005

(To Prospectus Supplement No. 1 dated June 3, 2005

To Prospectus dated May 6, 2005)

$60,000,000 Principal Amount of

6.50% Convertible Senior Notes due 2012

and 35,008,536 Common Shares of XOMA Ltd.

Issuable on Conversion of the Notes

This document supplements the prospectus supplement dated June 3, 2005 to the prospectus dated May 6, 2005, as amended and supplemented from time to time, relating to the resale by the holders of convertible senior notes due February 1, 2012 and the common shares issuable upon conversion of the notes. The information set forth in this prospectus supplement reflects updates to information previously provided in the prospectus supplement dated June 3, 2005 and does not reflect any issuance of new securities by XOMA Ltd.

This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus supplement dated June 3, 2005 and the prospectus dated May 6, 2005, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus supplement dated June 3, 2005 and the prospectus dated May 6, 2005, including any amendments or supplements to it.

The table of selling security holders contained in the prospectus dated May 6, 2005 as amended by the prospectus supplement dated June 3, 2005 is amended as follows with respect to Grace Brothers, Ltd. The principal amount of notes beneficially owned by Grace Brothers, Ltd. that may be offered under the prospectus (as supplemented by the prospectus supplement dated June 3, 2005 and this prospectus supplement) is $1,750,000, which constitutes 2.9% of the notes outstanding. The notes held by Grace Brothers, Ltd. are convertible into 933,582 commons shares (assuming the conversion ratio in effect on the date of this prospectus supplement), which constitute 1.1% of XOMA’s common shares outstanding plus the common shares into which the notes held by Grace Brothers, Ltd. may be converted.

Information concerning the selling security holders may change from time to time and any changed information will be set forth in additional supplements to the prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of common shares issuable upon conversion of the notes, is subject to adjustment under certain circumstances.

Investing in the notes involves risks some of which are described in the “Risk Factors” section beginning on page 9 of the prospectus.

End of Filing